Exhibit 10.30

EXECUTION COPY

COINSURANCE AGREEMENT

between

ATHENE LIFE RE LTD.

and

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

effective as of July 1, 2009

Treaty Number 08042009

(Index Annuity Transaction)

ii

Schedules
I.	Reinsured Policy Forms
II.	Pricing Methodology
III.	Hedging Procedures
IV.	Commissions

Exhibits
A.	Monthly Accounting Report
B.	Quarterly Accounting Report
C.	Reinsured Policies Report
D.	Weekly Hedging Acquisition Report
E.	Weekly Hedging Proceeds Report
F.	Hedges Report
G.	Hedging Effectiveness Report
H.	Trust Agreement
I.	Investment Management Agreement

iii

COINSURANCE AGREEMENT

This COINSURANCE AGREEMENT (the “Agreement”), effective as of July 1, 2009, is made by and between AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Iowa (the “Ceding Company”) and ATHENE LIFE RE LTD., a reinsurance company organized under the laws of Bermuda (the “Reinsurer”).

WITNESSETH:

WHEREAS, the Ceding Company desires to cede and the Reinsurer desires to accept a specified quota share of the Reinsured Policies (as defined below) subject to the terms, conditions and limitations contained herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Ceding Company and the Reinsurer hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.01           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any claim, action, suit, arbitration or proceeding by or before any governmental authority.

“Administration Fee” shall have the meaning specified in Section 4.03.

“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person; provided, that “control” (including, with correlative meanings, “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Annuitization Payments” shall have the meaning specified in Section 8.04.

“Annuitization” shall have the meaning specified in Section 8.04.

“Assigned Hedge Costs Amount” shall mean, with respect to each Hedge, an amount equal to the Assigned Hedge Interest Proportion of the gross actual direct acquisition costs paid by the Ceding Company for such Hedge.  For the avoidance of doubt, the Assigned Hedge Costs

Amount shall be determined without regard to any netting of amounts between the Ceding Company and the relevant Hedge Counterparty.

“Assigned Hedge Interest Proportion” shall have the meaning specified in Section 7.01(a).

“Assigned Hedge Proceeds Amount” shall mean, with respect to each Hedge and for each applicable Weekly Hedging Proceeds Period, an amount equal to the Assigned Hedge Interest Proportion of any amounts paid or payable by the relevant Hedge Counterparty during such Weekly Hedging Proceeds Period in accordance with the provisions of such Hedge, including upon an early exercise of a Hedge by the Ceding Company, without regard to any termination of such Hedge other than a termination by the Ceding Company resulting from the insolvency of such Hedge Counterparty; provided that if such Hedge Counterparty fails to make any such payments because it is insolvent (as defined in Section 16.01(a)), then the applicable Assigned Hedge Proceeds Amount shall be an amount equal to the Assigned Hedge Interest Proportion of the gross amount actually received by the Ceding Company with respect to such Hedge during such Weekly Hedging Proceeds Period.  For the avoidance of doubt, the Assigned Hedge Proceeds Amount shall not be less than zero and in all cases (including with respect to the immediately preceding proviso) shall be determined without regard to any netting of amounts between the Ceding Company and the relevant Hedge Counterparty.

“Authorized Representative” shall have the meaning specified in Section 16.01(a).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law or executive order to close in Des Moines, Iowa or Hamilton, Bermuda.

“C-4 Risk Charge” shall have the meaning specified in Section 5.01.

“Ceded Reserves” shall have the meaning set forth in Section 10.01.

“Ceding Company” shall have the meaning specified in the Preamble hereto.

“Claims” shall have the meaning specified in Section 8.01.

“Commissions” shall have the meaning specified in Section 4.01.

“Contested Claim” shall have the meaning specified in Section 8.02(b).

“Effective Date” shall mean July 1, 2009.

“Embedded Value” shall mean the present value of (a) projected future investment earnings on the Ceded Reserves, determined based on the asset portfolio as of the date as of which the calculation is made, minus (b) the Quota Share of projected future Claims, minus (c) future Policy Expenses, each determined (i) from the date as of which the calculation is made to the date on which no Reinsured Policy is projected to be outstanding, (ii) based on the pricing assumptions and policy decrements for the Reinsured Policies and Reinsured Liabilities as used by the Ceding Company and the Reinsurer on the Effective Date and (iii) based on a discount rate equal to ten percent (10%); provided, however, that the Embedded Value shall in no event be less than zero (0).

“Embedded Value Report” shall have the meaning specified in Section 12.03(c).

“Excluded Liabilities” shall mean (i) Extra-Contractual Obligations, (ii) any liabilities other than liabilities related to partial surrenders, full surrenders, death claims or other contractual benefits under the Reinsured Policies, provided that, in connection with any Annuitizations, the Reinsurer shall only be liable for the applicable Annuitization Payment, and all payments made by the Ceding Company with respect to any Reinsured Policy or any associated Supplementary Contract following the Annuitization of such Reinsured Policy shall be an Excluded Liability and (iii) any ex gratia payments made by the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies).

“Extra-Contractual Obligations” shall mean any liabilities or obligations not arising under the express terms and conditions of, or in excess of the applicable policy limits of, the Reinsured Policies, including liabilities or obligations for fines, penalties, taxes, fees, forfeitures, compensatory damages, and punitive, special, treble, bad faith, tort, exemplary or other forms of extra-contractual damages awarded against or paid by the Ceding Company, which liabilities or obligations arise from any act, error or omission committed by the Ceding Company, whether or not intentional, negligent, in bad faith or otherwise relating to (i) the form, marketing, sale, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Reinsured Policies, (iii) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, or (iv) the failure of the Reinsured Policies to qualify for their intended tax status.

“Factual Information” shall have the meaning specified in Section 18.01(d).

“Final Date” shall mean December 31, 2009.

“Funds Withheld Account” shall have the meaning specified in Section 10.02(a).

“Funds Withheld Adjustment” shall mean, as of any date of determination, an amount equal to (a) Ceded Reserves minus (b) the Statutory Carrying Value of assets held in the Funds Withheld Account minus (c) the market value of assets held in any Reinsurance Trust minus (d) the amount available under outstanding Letters of Credit minus (e) any amounts due and unpaid by the Ceding Company under Section 9.03(a), (b), (c) or (e).

“Funds Withheld Amount” shall mean, as of the relevant date of determination, the Statutory Carrying Value of all assets deposited in the Funds Withheld Account.

“Funds Withheld Excess Withdrawals” shall have the meaning specified in Section 10.03(f).

“Gross Reserves” shall mean the gross reserves of the Ceding Company in respect of the Reinsured Policies, as determined in accordance with Section 10.01.

“Guaranty Fund Assessment” shall mean an assessment or similar charge arising on account of or in connection with participation, whether voluntary or involuntary, in any guaranty association or comparable entity established or governed by any state or other jurisdiction.

“Hedge Counterparty” shall mean, with respect to each Hedge, the counterparty of the Ceding Company with respect to such Hedge.

“Hedges” shall have the meaning specified in Section 7.01(a).

“Hedging Effectiveness Report” shall have the meaning specified in Section 9.01(f).

“Hedging Procedures” shall mean the hedging procedures set forth in Schedule III, as amended in accordance with Section 7.02.

“IMR” shall mean the interest maintenance liability reserve with respect to the assets in the Funds Withheld Account determined in accordance with SAP, consisting of after-tax unamortized deferred gains and losses in respect of such assets.

“Initial Deposit Amount” shall have the meaning specified in Section 10.03(a).

“Investment Management Agreement” shall have the meaning specified in Section 10.07(a).

“Investment Manager” shall have the meaning specified in Section 10.07(a).

“Letter of Credit” shall have the meaning specified in Section 10.02(c).

“Letter of Credit Excess Withdrawal” shall have the meaning specified in Section 10.05(c).

“Marketing Fee” shall have the meaning specified in Section 4.01.

“Material Adverse Effect” shall mean, with respect to either the Ceding Company or the Reinsurer, a material adverse effect upon (a) the business, operations, properties, financial condition, prospects or assets of such party, (b) the ability of such party to perform and comply with its obligations hereunder, (c) the validity, legality or enforceability of this Agreement, or (d) the timing or amount of the cash flows attributable to the business reinsured under this Agreement.

“Monthly Accounting Period” shall have the meaning specified in Section 9.01(a).

“Monthly Accounting Report” shall have the meaning specified in Section 9.01(a).

“Monthly Net Settlement Amount” shall have the meaning specified in Section 9.03(b).

“Net Settlement Amount” shall mean the Monthly Net Settlement Amount or the Quarterly Net Settlement Amount, as applicable.

“Non-Payment Event” shall have the meaning specified in Section 12.02(b).

“Non-Public Personal Information” shall have the meaning specified in Section 19.10(c).

“Objection Notice” shall have the meaning specified in Section 10.03(h).

“Permitted Assets” shall mean cash, securities listed by the Securities Valuation Office of the National Association of Insurance Commissioners and qualifying as admitted assets of the Ceding Company under the applicable laws of the State of Iowa, or any other form of security acceptable to the Iowa Insurance Commissioner, or any combination of the above.

“Permits” shall have the meaning specified in Section 18.01(g).

“Person” shall mean and include an individual, a corporation, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof.

“Policy Expenses” shall have the meaning specified in Section 4.03.

“Policy Issuance Fee” shall have the meaning specified in Section 4.01.

“Policy Recapture Effective Date” shall have the meaning specified in Section 13.01.

“Premium Tax” shall have the meaning specified in Section 17.02.

“Pricing Methodology” shall mean the pricing methodology in effect on the Effective Date, as may be amended in accordance with Section 2.02(b), which is employed by the Ceding Company to establish initial and renewal interest rates, including non-guaranteed elements, for the equity index annuities issued by the Ceding Company, a copy of which is set forth in Schedule II.

“Proprietary Information” shall have the meaning specified in Section 19.10(b).

“Qualified U.S. Financial Institution” shall mean an institution that is (a) organized or licensed under the laws of the Unites States or any state of the United States; (b) is regulated, supervised and examined by federal or state authorities having regulatory authority over banks and trust companies; and (c) has been determined by either the Iowa Insurance Commissioner, or the securities valuation office of the National Association of Insurance Commissioners, to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of financial institutions whose letters of credit will be acceptable to the Iowa Insurance Commissioner.

“Quarterly Accounting Period” shall have the meaning specified in Section 9.01(b).

“Quarterly Accounting Report” shall have the meaning specified in Section 9.01(b).

“Quarterly Net Settlement Amount” shall have the meaning specified in Section 9.03(c).

“Quota Share” shall be twenty percent (20%).

“Receiver” shall have the meaning specified in Section 12.03(a).

“Reinsurance Premiums” shall have the meaning specified in Section 3.01.

“Reinsurance Trust” shall have the meaning specified in Section 10.02(b).

“Reinsurance Trust Excess Withdrawals” shall have the meaning specified in Section 10.04(f).

“Reinsured Liabilities” shall mean the liabilities of the Ceding Company that relate to partial surrenders, full surrenders, death claims, Annuitization Payments as provided in Section 8.04 and other contractual benefits, in each case, under the Reinsured Policies; provided that in no case shall “Reinsured Liabilities” include any Excluded Liabilities.

“Reinsured Policies” shall mean all deferred annuity contracts on the policy forms listed on Schedule I, including any amendments, riders or endorsements attached thereto, written by the Ceding Company on or following the Start Date through, and including, the Final Date and, with respect to such deferred annuity contracts written by the Ceding Company prior to the Effective Date, are in force as of the close of business on the Effective Date; provided, that “Reinsured Policies” shall not include any Supplementary Contracts or any deferred annuity contracts that have been (a) subject to an Annuitization in accordance with Section 8.04 or (b) recaptured by the Ceding Company in accordance with Section 13.01.

“Reinsured Policies Report” shall have the meaning specified in Section 9.01(c).

“Reinsurer” shall have the meaning specified in the Preamble hereto.

“Renewal Commissions” shall have the meaning specified in Section 4.02.

“SAP” shall mean the statutory accounting principles and practices prescribed or permitted for Iowa life insurance companies by the Iowa Insurance Division.

“Similar Policy Form” shall have the meaning specified in Section 2.01(d).

“Start Date” shall mean January 1, 2009.

“Statutory Carrying Value” shall mean, with respect to any asset held by the Ceding Company in the Funds Withheld Account, as of the relevant date of determination, the amount permitted to be carried by the Ceding Company as an admitted asset consistent with SAP, as such amount is adjusted in accordance with Section 10.03(h).

“Supplementary Contracts” shall mean all supplementary contracts, whether with or without life contingencies, issued by the Ceding Company in exchange for a Reinsured Policy.

“Terminal Accounting Period” shall have the meaning specified in Section 9.01(b).

“Termination Effective Date” shall mean the date on which the liability of the Reinsurer with respect to all of the Reinsured Policies is terminated pursuant to Section 12.02(b), (c) or (d) or the effective date of the rejection of this Agreement by any Receiver.

“U.S. GAAP” means accounting principles generally accepted in the United States.

“Weekly Assigned Hedge Costs Settlement Amount” shall have the meaning specified in Section 9.03(e).

“Weekly Assigned Hedge Proceeds Settlement Amount” shall have the meaning specified in Section 9.03(e).

“Weekly Hedging Acquisition Period” shall have the meaning specified in Section 9.01(d).

“Weekly Hedging Acquisition Report” shall have the meaning specified in Section 9.01(d).

“Weekly Hedging Proceeds Period” shall have the meaning specified in Section 9.01(d).

“Weekly Hedging Proceeds Report” shall have the meaning specified in Section 9.01(d).

Section 1.02           Other Definitional Provisions.

(a)           For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.

(b)           Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)           The term “including” means “including but not limited to.”

(d)           Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.

(e)           The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.

(f)            All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(g)           All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE II

COVERAGE

Section 2.01           Scope of Coverage.

(a)           This Agreement shall be effective as of 12:01 A.M. on the Effective Date.

(b)           This Agreement is an agreement for indemnity reinsurance made solely between the Ceding Company and the Reinsurer.

(c)           Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company shall automatically cede and the Reinsurer shall automatically reinsure the Quota Share of the Reinsured Liabilities.

(d)           The Ceding Company shall deliver notice to the Reinsurer ten (10) Business Days prior to issuing contracts on policy forms that are substantially similar to the forms set forth on Schedule I or issuing contracts providing substantially similar economic benefits to policyholders as to be provided by the Reinsured Policies (each a “Similar Policy Form”).  The Reinsurer shall have the right to amend Schedule I to add any Similar Policy Form to Schedule I and include contracts on any Similar Policy Form as Reinsured Policies under this Agreement.  The Ceding Company shall provide to the Reinsurer any additional information relating to any Similar Policy Form or contracts written on any Similar Policy Form as is reasonably requested by the Reinsurer from time to time.

(e)           Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities and excluding the investment performance of the assets in the Funds Withheld Account), the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations as the respective insurances of the Ceding Company, subject in each case to the Ceding Company’s duty to adhere to the Hedging Procedures, the Pricing Methodology and its obligations pursuant to Article XI.

(f)            Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.

Section 2.02           Underwriting of Policies Subject to Reinsurance.

(a)           The Reinsurer shall only be required to automatically reinsure policies which have been underwritten in accordance with the Pricing Methodology.

(b)           The Ceding Company shall not, without the prior written consent of the Reinsurer, make any changes to the Pricing Methodology as it relates to the Reinsured Policies which are material to the business reinsured under this Agreement.  Any policies written by the Ceding Company after any such changes are made to the Pricing Methodology without the prior written consent of the Reinsurer shall only be Reinsured Policies hereunder if the Reinsurer consents to including such policies as Reinsured Policies.

Section 2.03           Retention.  The Ceding Company shall retain, net and unreinsured, at its own risk and liability, eighty percent (80%) of the liabilities with respect to each of the Reinsured Policies, and the Ceding Company shall not transfer, assign, convey, reinsure or otherwise dispose of its share of the liabilities with respect to the Reinsured Policies without the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld; provided that the Ceding Company may reinsure any or all of such retention to a wholly-owned subsidiary of the Ceding Company if: (a) such wholly-owned subsidiary of the Ceding Company is contractually required to retain such amounts at its own risk and liability without the benefit of reinsurance and (b) the Ceding Company continues to provide all claim management and administration services with respect to such policies retained by such wholly-owned subsidiary of the Ceding Company in accordance with Article XI.

Section 2.04           Policy Changes.

(a)           The Ceding Company will not, without the prior written consent of the Reinsurer, terminate, amend, modify or waive any provision or provisions of the Reinsured Policies which are material to the business reinsured under this Agreement.

(b)           Any such terminations, amendments, modifications or waivers made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected policy will continue as if such termination, amendment, modification or waiver had not been made.

Section 2.05           Reinstatement of Surrendered Policies.  If a Reinsured Policy that has been surrendered is reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Reinsurance Premiums in arrears and the Quota Share of all reimbursements of Claims paid on such Reinsured Policy.

Section 2.06           Misstatement of Fact.  In the event of a change in the amount payable under a Reinsured Policy due to a misstatement in fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Reinsurance Premiums, without interest, will be made.

Section 2.07           Programs of Internal Replacement.  The Ceding Company shall not solicit, or allow its Affiliates to solicit, directly or indirectly, policy holders of the Reinsured Policies in connection with any program of internal replacement.  The term “program of internal replacement” means any program sponsored or supported by the Ceding Company or any of its Affiliates that is offered to a class of policy owners and in which a Reinsured Policy or a portion of a Reinsured Policy is exchanged for another policy that is written by the Ceding Company or any Affiliate of the Ceding Company or any successor or assignee of any of them.

ARTICLE III

REINSURED PREMIUMS

Section 3.01           Reinsurance Premiums.  The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement.  The Ceding Company shall pay to the Reinsurer the Quota Share of the gross premiums received by the Ceding Company with respect to the Reinsured Policies (the “Reinsurance Premiums”).  Such Reinsurance Premiums shall be payable in accordance with Section 9.03.

ARTICLE IV

POLICY EXPENSES

Section 4.01           Commissions, Marketing Fee and Policy Issuance Fee.  In connection with the issuance of each Reinsured Policy, the Reinsurer shall pay to the Ceding Company an expense allowance related to such Reinsured Policy in an amount equal to (a) the Quota Share of initial commissions set forth on Schedule IV multiplied by gross premiums received by the Ceding Company with respect to such Reinsured Policy (the “Commissions”) plus (b) a marketing expense allowance equal to the Quota Share of one percent (1.00%) of gross premiums received by the Ceding Company upon the issuance of such Reinsured Policy (the “Marketing Fee”) plus (c) a per policy issuance fee equal to the Quota Share of $250 (the “Policy Issuance Fee”).

Section 4.02           Renewal Commissions.  Subject to the terms set forth on Schedule IV, upon the renewal dates set forth on Schedule IV, the Reinsurer shall pay to the Ceding Company the Quota Share of the respective renewal commissions set forth on Schedule IV multiplied by gross premiums received by the Ceding Company upon the original issuance of such Reinsured Policy (the “Renewal Commissions”).

Section 4.03           Administration Fee.  On a monthly basis, the Reinsurer shall pay to the Ceding Company an expense allowance related to all Reinsured Policies (the “Administration Fee” and, together with the Commissions, the Marketing Fees, the Policy Issuance Fees and the Renewal Commissions, the “Policy Expenses”) in an amount equal to the Quota Share of (a) $4.00 multiplied by (b) (i) the number of Reinsured Policies in force on the first day of the relevant month plus the number of Reinsured Policies in force on the last day of the relevant month, divided by (ii) two (2).  A three percent (3%) per annum inflation factor will be added to the Administration Fee commencing on the first anniversary of this Agreement.  The Policy Expenses shall be payable by the Reinsurer to the Ceding Company in accordance with Section 9.03.

ARTICLE V

C-4 RISK CHARGE

Section 5.01           C-4 Risk Charge.  The Reinsurer will reimburse the Ceding Company for the economic cost of funding the statutory risk-based-capital associated with C-4 Risk (the “C-4 Risk Charge”) quarterly in an amount equal to 17 basis points per annum (0.17%) multiplied by the average of Ceded Reserves during the relevant quarterly period.  The C-4 Risk Charge shall be payable in accordance with Section 9.03.

ARTICLE VI

GUARANTY FUND ASSESSMENTS

Section 6.01           Guaranty Fund Assessments.  The Reinsurer shall reimburse the Ceding Company for the Quota Share of any Guaranty Fund Assessments paid by the Ceding Company with respect to any Reinsured Policy.  To the extent there is any recovery of Guaranty Fund Assessments paid by the Reinsurer, the Ceding Company shall promptly pay the Quota Share of such recovery to the Reinsurer.

ARTICLE VII

HEDGING

Section 7.01           Acquisition of Hedges; Payments.

(a)           In accordance with the Hedging Procedures, the Ceding Company shall purchase derivatives in connection with the Reinsured Policies (the “Hedges”), primarily in the form of equity index call options, to hedge the index risk associated with the Reinsured Policies.  The Ceding Company shall assign to the Reinsurer a fractional interest in the gross proceeds in respect of the Hedges purchased in an amount sufficient to hedge the index risk associated with the Quota Share of the Reinsured Policies (such fractional interest, the “Assigned Hedge Interest Proportion”).  Such assignment shall occur automatically, without further action on the part of either party to this Agreement, upon the purchase by the Ceding Company of any Hedge in accordance with the Hedging Procedures or, in the case of any Hedges entered into prior to the date hereof, as of the date hereof.

(b)           The Ceding Company shall pay to the Reinsurer any Assigned Hedge Proceeds Amounts, and the Reinsurer shall pay to the Ceding Company any Assigned Hedge Costs Amounts, in each case, in accordance with Section 9.03.  The Ceding Company shall act as the agent for the Reinsurer in making payments and collecting proceeds with respect to the Assigned Hedge Interest Proportion of each Hedge.

(c)           For the avoidance of doubt, in the event that there are Assigned Hedge Proceeds Amounts with respect to a Hedge for a Weekly Hedging Proceeds Period and the Ceding Company fails to make a corresponding Weekly Assigned Hedge Proceeds Settlement Amount payment, the Reinsurer shall have the right to setoff the amount of such payment against any amounts owed to the Ceding Company hereunder.

Section 7.02           Hedging Standards.

(a)           The Ceding Company shall use reasonable care in its hedging activities with respect to the Reinsured Policies, and such activities shall be (i) consistent with the Hedging Procedures, (ii) consistent with the Ceding Company’s hedging strategies with respect to index annuity contracts issued by the Ceding Company, including with respect to counterparty exposure, and (iii) no less favorable than the hedging activities used by the Ceding Company with respect to index annuity contracts issued by the Ceding Company that are not Reinsured Policies.  In addition, the Ceding Company shall not treat the Hedges in any respect in a manner that is different than the manner in which it treats the hedges it enters into with respect to index annuity contracts issued by the Ceding Company that are not Reinsured Policies.

(b)           The Ceding Company shall not, without the prior written consent of the Reinsurer, (i) make any changes to the Hedging Procedures as they relate to hedging the Reinsurer’s risk hereunder or (ii) assign or otherwise transfer any interest or obligation in or under any Hedge.

(c)           The Ceding Company shall consult with the Reinsurer with respect to the selection of counterparties for the Hedges.

ARTICLE VIII

CLAIMS AND ANNUITIZATIONS

Section 8.01           Claims Payment.  Subject to Section 8.02, the Reinsurer shall pay to the Ceding Company the Quota Share of the Claims paid by the Ceding Company in accordance with Section 9.03.  “Claims” will consist of claims, net of applicable surrender charges, if any, for benefits related to partial surrenders, full surrenders, death claims and other contractual benefits under the Reinsured Policies and incurred on or after the Effective Date.  Claims shall not include any Annuitization Payments, Excluded Liabilities or any liabilities other than the Reinsured Liabilities.

Section 8.02           Claims Settlement.

(a)           The Ceding Company is responsible for the settlement of Claims in accordance with Article XI, applicable law and policy terms.

(b)           The Ceding Company will notify the Reinsurer promptly of its intention to investigate, contest, compromise or litigate any Claim involving a Reinsured Policy (any such claim, a “Contested Claim”).  The Ceding Company will provide the Reinsurer all relevant information and documents, as such become available, pertaining to Contested Claims and will promptly report any developments during the Reinsurer’s review.

(c)           Subject to Section 2.01(f) relating to Excluded Liabilities, the Reinsurer will reimburse the Ceding Company for its Quota Share of the reasonable expenses of any contest or compromise of a Claim, and will share in the reduction of liability in the same proportion.  If the Reinsurer so elects, it may discharge its liability with respect to any Contested Claim by paying to the Ceding Company its Quota Share of such Claim as originally presented to the Ceding Company and, thereafter, will have no obligation to the Ceding Company for reimbursement of expenses related to the contest of such Claim and will not share in any subsequent reduction in liability relating to such Claim.

(d)           If the Reinsurer does not elect to discharge its liability with respect to any Contested Claim as set forth in Section 8.02(c), the Ceding Company will promptly advise the Reinsurer of all significant developments, including notice of legal proceedings (including, but not limited to, consumer complaints or actions by governmental authorities) initiated in connection with such Contested Claim.

Section 8.03           Recoveries.  Subject to Section 8.02(c), if the Ceding Company obtains any recoveries in respect of a Claim paid by it in accordance with the terms of any Reinsured Policy, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of such recoveries.

Section 8.04           Annuitizations.  In the event that a Reinsured Policy is annuitized under the contract provisions of such policy (each an “Annuitization”), the Ceding Company shall convert such Reinsured Policy to one or more Supplementary Contracts.  At the time of such conversion, the Reinsurer shall pay to the Ceding Company an amount equal to the Quota Share of the policy surrender value of such Reinsured Policy as of the time of the conversion (an “Annuitization Payment”) in accordance with Section 9.03.  Upon the Annuitization of a Reinsured Policy, the deferred annuity contract, including any amendments, riders or endorsements attached thereto and any associated Supplementary Contracts, comprising such Reinsured Policy shall cease to be a Reinsured Policy under this Agreement, and, with the exception of the Annuitization Payment described in this Section 8.04, the Reinsurer will have no further liability with respect to such deferred annuity contract, any amendments, riders or endorsements attached thereto or any associated Supplementary Contracts.

ARTICLE IX

REPORTING AND SETTLEMENTS

Section 9.01           Ceding Company Reporting.

(a)           Within eight (8) Business Days following the end of each calendar month other than a calendar month following which a Quarterly Accounting Report will be delivered under Section 9.01(b), the Ceding Company shall deliver to the Reinsurer an accounting report (a “Monthly Accounting Report”) substantially in the form set forth in Exhibit A for the immediately preceding calendar month (a “Monthly Accounting Period”).

(b)           Within eight (8) Business Days following the end of each calendar quarter and any Termination Effective Date, the Ceding Company shall deliver to the Reinsurer an accounting report (a “Quarterly Accounting Report”) substantially in the form set forth in Exhibit B for the immediately preceding calendar quarter (a “Quarterly Accounting Period”) or, in the case of termination, the period from the end of the immediately preceding Quarterly Accounting Period to the date on which this Agreement is terminated (the “Terminal Accounting Period”), as applicable.

(c)           Within eight (8) Business Days following the end of each Monthly Accounting Period, the Ceding Company shall deliver to the Reinsurer a report of the Reinsured Policies (a “Reinsured Policies Report”) substantially in the form set forth in Exhibit C and seriatim information with respect to each of the Reinsured Policies which shall be redacted such that it does not include information identifiable to an individual policyholder.

(d)           On the Business Day immediately preceding the last Business Day of each calendar week, the Ceding Company shall deliver to the Reinsurer a report (a “Weekly Hedging Acquisition Report”) substantially in the form set forth in Exhibit D for such calendar week (a “Weekly Hedging Acquisition Period”).  On the second (2nd) Business Day of each calendar week, the Ceding Company shall deliver to the Reinsurer a report (a “Weekly Hedging Proceeds Report”) substantially in the form set forth in Exhibit E for the immediately preceding calendar week (a “Weekly Hedging Proceeds Period”).

(e)           Within eight (8) Business Days following the end of each Monthly Accounting Period, the Ceding Company shall deliver to the Reinsurer a report of the Hedges in substantially the form set forth in Exhibit F.

(f)            Within three (3) Business Days following the preparation thereof by the Ceding Company, and at least once for each Quarterly Accounting Period (which shall be delivered no later than twenty-five (25) calendar days following the end of the relevant Quarterly Accounting Period), the Ceding Company shall deliver to the Reinsurer a report (the “Hedging Effectiveness Report”) substantially in the form of Exhibit G which demonstrates the effectiveness of the Hedges on an aggregate basis as a hedge against the index risk associated with the Quota Share of the Reinsured Policies.  Upon the reasonable request of the Reinsurer, the Ceding Company shall (i) make available to the Reinsurer employees and officers of the Ceding Company knowledgeable about the Hedges and the Hedging Effectiveness Report and (ii) provide to the Reinsurer information related to the Hedges or the Hedging Effectiveness Report.

(g)           The Ceding Company shall deliver to the Reinsurer (i) a copy of its unaudited annual statement (Blue Book) within eight (8) Business Days following the filing thereof with the Iowa Insurance Division but no later than March 1 of each year, (ii) a copy of its audited annual statutory financial statements within eight (8) Business Days following the filing thereof with the Iowa Insurance Division but no later than June 1 of each year, (iii) a copy of its unaudited quarterly statutory financial statements within eight (8) Business Days following the filing thereof with the Iowa Insurance Division but no later than forty-five (45) calendar days after the end of each calendar quarter, (iv) a copy of the audited annual financial statements of American Equity Investment Life Holding Co. within eight (8) Business Days following the filing thereof with the United States Securities and Exchange Commission but no later than March 31 of each year and (v) a copy of the unaudited quarterly financial statements of American Equity Investment Life Holding Co. within eight (8) Business Days following the filing thereof with the United States Securities and Exchange Commission but no later than May 31, August 31 and November 30 of each year, as applicable.

(h)           Upon request, the Ceding Company will promptly provide the Reinsurer with any additional information related to the Reinsured Policies which the Reinsurer requires in order to complete its financial statements.

(i)            The Ceding Company acknowledges that timely and correct compliance with the reporting requirements of this Agreement are a material element of the Ceding Company’s responsibilities hereunder and an important basis of the Reinsurer’s ability to reinsure the risks hereunder.  Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.

Section 9.02           Reinsurer Reporting.  The Reinsurer shall deliver to the Ceding Company (a) a copy of its audited annual statutory financial statements or unaudited annual statutory financial statements, in each case, within eight (8) Business Days following the filing thereof with the Bermuda Monetary Authority, which filing is due by April 30 of each year, and (b) a copy of its unaudited quarterly statutory financial statements within eight (8) Business Days after the completion thereof but no later than sixty (60) calendar days after the end of each quarter.

Section 9.03           Settlements.

(a)           Until such time that credit for reinsurance is not provided through the Funds Withheld Account as specified in Section 10.02(a), a daily settlement amount shall be calculated on each Business Day by the Ceding Company on the basis of Reinsurance Premiums received with respect to Reinsured Policies issued during the previous Business Day, Commissions, Marketing Fees and Policy Issuance Fees with respect to Reinsured Policies issued during the previous Business Day, Renewal Commissions with respect to Reinsured Policies whose renewal dates (as determined in accordance with Schedule IV) occurred during the previous Business Day, Claims paid by the Ceding Company during the previous Business Day and Annuitization Payments with respect to Annuitizations occurring during the previous Business Day.  On each Business Day, the Ceding Company shall effectuate the payment of such daily settlement amount by (i) depositing such Reinsurance Premiums, net of any Commissions, Marketing Fees, Policy Issuance Fees and Renewal Commissions then due, into the Funds Withheld Account and (ii) withdrawing the Annuitization Payments and the Quota Share of such Claims from the Funds Withheld Account.

(b)           The net balance payable under this Agreement for each Monthly Accounting Period (as set forth in the applicable Monthly Accounting Report, the “Monthly Net Settlement Amount”) shall be payable as follows:

(i)            if the Monthly Net Settlement Amount indicated in the Monthly Accounting Report is positive, the Ceding Company shall deposit such amount into the Funds Withheld Account, or, if a Funds Withheld Account is not being used to provide credit for reinsurance, pay such amount to the Reinsurer, on the date of delivery of the Monthly Accounting Report to the Reinsurer; or

(ii)           if the Monthly Net Settlement Amount indicated in the Monthly Accounting Report is negative, the Ceding Company shall withdraw the absolute value of such negative amount from the Funds Withheld Account on the date that is five (5) Business Days following the delivery of the Monthly Accounting Report to the Reinsurer; provided, that if the absolute value of such negative Monthly Net Settlement Amount is greater than the Statutory Carrying Value of the assets in the Funds Withheld Account as of the last day of the relevant Monthly Accounting Period, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Monthly Accounting Report.

(c)           The net balance payable under this Agreement for each Quarterly Accounting Period and any Terminal Accounting Period (as set forth in the applicable Quarterly Accounting Report, the “Quarterly Net Settlement Amount”) shall be payable as follows:

(i)            if the Quarterly Net Settlement Amount indicated in the Quarterly Accounting Report is positive, the Ceding Company shall deposit such amount into the Funds Withheld Account, or, if a Funds Withheld Account is not being used to provide credit for reinsurance, pay such amount to the Reinsurer, on the date of delivery of the Quarterly Accounting Report to the Reinsurer; and

(ii)           if the Quarterly Net Settlement Amount indicated in the Quarterly Accounting Report is negative, the Ceding Company shall withdraw the absolute value of such negative amount from the Funds Withheld Account on the date that is five (5) Business Days following the delivery of the Quarterly Accounting Report to the Reinsurer; provided, that if the absolute value of such negative Quarterly Net Settlement Amount is greater than the Statutory Carrying Value of the assets in the Funds Withheld Account as of the last day of the relevant Quarterly Accounting Period, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report.

(d)           The Funds Withheld Adjustment payable under this Agreement for each Quarterly Accounting Period and any Terminal Accounting Period (as set forth in the applicable Quarterly Accounting Report) shall be payable as follows:

(i)            if the Funds Withheld Adjustment is positive, the Reinsurer shall deposit Permitted Assets with a Statutory Carrying Value equal to such positive amount into the Funds Withheld Account no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report; provided that, if credit for reinsurance is being provided through a Reinsurance Trust or a Letter of Credit pursuant to Section 10.02, the Reinsurer may satisfy its obligations pursuant to this Section 9.03(d)(i) by depositing Permitted Assets with a market value equal to such positive amount in a Reinsurance Trust or providing a Letter of Credit with an available amount equal to such positive amount, in each case, no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report;

(ii)           if the Funds Withheld Adjustment is negative, on the date of delivery of the Quarterly Accounting Report, the Ceding Company shall withdraw the absolute value of such negative amount from the Funds Withheld Account and pay the absolute value of such negative amount to the Reinsurer; provided, that, if the absolute value of such negative amount is greater than the Statutory Carrying Value of the assets held in the Funds Withheld Account, the Ceding Company shall permit the Reinsurer to withdraw assets from any Reinsurance Trust and/or reduce the available amount of any Letter of Credit in an amount equal to the absolute value of such negative amount.

(e)           The aggregate Assigned Hedge Costs Amount payable under this Agreement for each Weekly Hedging Acquisition Period (as set forth in the applicable Weekly Hedging Acquisition Report, the “Weekly Assigned Hedge Costs Settlement Amount”) and the aggregate Assigned Hedge Proceeds Amount payable under this Agreement for each Weekly Hedging Proceeds Period (as set forth in the applicable Weekly Hedging Proceeds Report, the “Weekly Assigned Hedge Proceeds Settlement Amount”) shall be payable as follows:

(i)            the Ceding Company shall withdraw the Weekly Assigned Hedge Costs Settlement Amount from the Funds Withheld Account on the Business Day immediately following the day on which the applicable Weekly Hedging Acquisition Report is delivered; provided, that if the Weekly Assigned Hedge Costs Settlement Amount is greater than the Statutory Carrying Value of the assets in the Funds Withheld Account as of such date, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Weekly Hedging Acquisition Report; and

(ii)           the Ceding Company shall deposit the Weekly Assigned Hedge Proceeds Settlement Amount into the Funds Withheld Account, or, if a Funds Withheld Account is not being used to provide credit for reinsurance, pay such amount to the Reinsurer, on the Business Day immediately following the day on which the applicable Weekly Hedging Proceeds Report is delivered.

(f)            Any amount due under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by the recipient.

ARTICLE X

CREDIT FOR REINSURANCE

Section 10.01         Reserves.  The Reinsurer shall establish reserves in respect of the Reinsured Policies (the “Ceded Reserves”) in an amount equal to the Quota Share of the Gross Reserves.  The Gross Reserves shall be calculated in good faith on a seriatim basis by the Ceding Company in accordance with SAP, using the highest valuation interest rates permitted under SAP guidelines for the liabilities ceded.  In no event shall Gross Reserves include (a) additional actuarial reserves (as used in connection with SAP), if any, established by the Ceding Company as a result of its annual cash flow testing, (b) any asset valuation reserves (as used in connection with SAP) established by the Ceding Company, or (c) any other reserve not directly attributable to specific Reinsured Policies.

Section 10.02         Form of Security.  The Reinsurer shall ensure that the Ceding Company will receive credit for the reinsurance effected hereunder on its statutory financial statements filed in the State of Iowa and all other states in which it must file statutory financial statements.  In order to provide the Ceding Company with such credit for reinsurance for the Ceded Reserves, the Reinsurer shall:

(a)           request the Ceding Company to establish a segregated account (the “Funds Withheld Account”), pursuant to a trust agreement attached as Exhibit H, with a Qualified United States Financial Institution meeting the requirements set forth in Section 10.03;

(b)           establish a United States trust account (a “Reinsurance Trust”) (naming the Reinsurer as the grantor and the Ceding Company as the beneficiary) with a Qualified United States Financial Institution meeting the requirements set forth in Section 10.04;

(c)           cause to remain in full force and effect one or more letters of credit (each, a “Letter of Credit”) meeting the requirements set forth in Section 10.05;

(d)           utilize any other method permitted by the Iowa Insurance Division (including becoming licensed as a life insurance company in the State of Iowa); or

(e)           provide a combination of items (a), (b), (c) and (d) above.

The Reinsurer shall determine the method by which the Reinsurer provides credit for reinsurance hereunder for the Ceded Reserves, as long as such method is set forth in this Section 10.02; provided, that any election by the Reinsurer to secure its obligations hereunder for the Ceded Reserves through the use of any method other than that set forth in Section 10.02(a) shall be subject to the consent of the Ceding Company (such consent not to be unreasonably withheld); provided, further, no consent of the Ceding Company shall be required if the Ceding Company is in breach of any provision of this Agreement and such breach has not been cured within fifteen (15) Business Days after the Reinsurer has provided notice of such breach to the Ceding Company.  If the relevant laws or regulations of the State of Iowa are amended or there is a change in legal status by either the Ceding Company or the Reinsurer subsequent to the Effective Date of this Agreement, and if, as a result of such change, a different amount or a different type of security is necessary to maintain the Ceding Company’s credit for reinsurance, the Reinsurer may, subject to the consent of the Ceding Company (such consent not to be unreasonably withheld), adjust the amount of security or change the type of security to comply with the revised requirements.  Such adjustments may include reducing the security in or terminating in its entirety the Funds Withheld Account, any Reinsurance Trust or any Letter of Credit.  The Reinsurer and the Ceding Company will cooperate in good faith to effectuate this provision.  Furthermore, in the event at any time the Funds Withheld Account, any Reinsurance Trust or any Letter of Credit becomes unnecessary in order for the Ceding Company to receive credit for reinsurance under this Agreement, the Ceding Company and the Reinsurer shall cooperate in good faith to terminate the Funds Withheld Account, any Reinsurance Trust or any Letter of Credit, and all other terms and conditions of this Agreement shall remain in full force and effect.

Section 10.03         Funds Withheld Account.

(a)           On August 18, 2009, the Ceding Company deposited Permitted Assets with a Statutory Carrying Value, as of the date of such deposit, equal to $346,950,000 in the Funds Withheld Account, and on September 4, 2009, the Ceding Company deposited Permitted Assets with a Statutory Carrying Value, as of the date of such deposit, equal to $39,103,148.31 in the Funds Withheld Account (the aggregate of such deposits, the “Initial Deposit Amount”).  The parties acknowledge that interest shall be payable by the Ceding Company to the Reinsurer on such Initial Deposit Amount at a rate equal to six and three-tenths percent (6.30%) per annum from and including January 1, 2009 to and excluding September 1, 2009; provided that, for the purpose of calculating such interest amount, the Reinsurance Premiums, net of Policy Expenses, with respect to each Reinsured Policy issued prior to September 1, 2009 shall be deemed (i) to have been received by the Ceding Company on the fifteenth (15th) day of the calendar month in which such Reinsured Policy was issued and (ii) not to have been deposited in the Funds Withheld Account.

(b)           The Funds Withheld Amount so held in the Funds Withheld Account shall increase or decrease at the end of each Business Day, Monthly Accounting Period and each Quarterly Accounting Period based on the settlement procedures set forth in Section 9.03.

(c)           The Ceding Company shall establish and maintain an account payable to the Reinsurer on its statutory books and records in the amount of the Funds Withheld Amount.  The assets constituting the Funds Withheld Amount shall be invested in and consist only of Permitted Assets and shall be valued according to their Statutory Carrying Value.

(d)           The Funds Withheld Account shall remain in effect for as long as the Reinsurer has outstanding obligations under this Agreement, until the Reinsurer effectuates the provision of all of the reinsurance credit required to be provided to the Ceding Company hereunder through the use of any method other than the method set forth in Section 10.02(a) or until earlier terminated by mutual agreement.  The Funds Withheld Account shall be established and maintained by the Ceding Company exclusively for the purposes set forth in this Agreement.

(e)           Notwithstanding any other provision hereof, assets held in the Funds Withheld Account may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

(i)            to reimburse the Ceding Company for the Quota Share of premiums which are returned to the owners of the Reinsured Policies because of cancellations of such Reinsured Policies;

(ii)           to reimburse the Ceding Company for Annuitization Payments and the Quota Share of Claims paid pursuant to the provisions of the Reinsured Policies;

(iii)          to pay any other amounts which the Ceding Company claims are due under this Agreement; and

(iv)          to pay any Net Settlement Amount, Funds Withheld Adjustment or Weekly Assigned Hedge Proceeds Settlement Amount due from the Ceding Company to the Reinsurer.

Notwithstanding the foregoing, other than withdrawals made by the Ceding Company for the purpose of effectuating the payment of daily settlement amounts under Section 9.03(a), the Ceding Company shall only withdraw funds from the Funds Withheld Account upon providing the Reinsurer with written notice at least five (5) Business Days prior to such withdrawal.

(f)            The Ceding Company shall promptly return to the Funds Withheld Account any assets withdrawn in excess of the actual amounts required in paragraphs (i) through (iv) immediately above or any amounts that are subsequently determined not to be due under paragraph (iii) immediately above (“Funds Withheld Excess Withdrawals”).  The Ceding Company shall also pay interest on any Funds Withheld Excess Withdrawals at a rate equal to the portfolio yield on the assets in the Funds Withheld Account for the calendar quarter immediately preceding the date of determination from and including the date of withdrawal to but excluding the date on which the Funds Withheld Excess Withdrawal is returned to the Funds Withheld Account.  Any Funds Withheld Excess Withdrawals shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in paragraphs (i) through (iv) immediately above.

(g)           The Ceding Company and the Reinsurer agree that any IMR required to be maintained with respect to assets in the Funds Withheld Account shall be ceded to and held by the Reinsurer and the Ceding Company shall have no obligation to establish any IMR related to such assets.  Any IMR with respect to assets in the Funds Withheld Account shall be calculated by the Reinsurer.

(h)           Determinations of statutory impairments of assets held in the Funds Withheld Account which are made by the Ceding Company will be subject to the consent of the Reinsurer (such consent not to be unreasonably withheld).  Notwithstanding Article XV, any disagreements with respect to the determinations of statutory impairments of assets held in the Funds Withheld Account shall be subject to this Section 10.03(h).  The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets held in the Funds Withheld Account have become impaired for purposes of determining Statutory Carrying Value.  Such notice shall describe any such assets, the reason for the impairment and the effect on Statutory Carrying Value of such assets.  The Reinsurer shall have ten (10) Business Days to provide written notice of its withholding of consent (the “Objection Notice”) to any such impairment to the Ceding Company and if the Reinsurer fails to provide such Objection Notice to the Ceding Company within such time period, the Reinsurer shall be deemed to have consented to such impairment.  During the ten (10) Business Days immediately following the delivery of an Objection Notice, the Ceding Company and the Reinsurer will seek in good faith to resolve any disputes as to the determination or calculation of statutory impairments of assets held in the Funds Withheld Account, and in the event such dispute is the result of the Ceding Company’s independent auditor’s determination or calculation of statutory impairments of assets held in the Funds Withheld Account, the Ceding Company agrees to reasonably cooperate with the Reinsurer in presenting facts and evidence to such independent auditor in appealing such determination or calculation.  In the event that a dispute as to the determination or calculation of statutory impairments of assets held in the Funds Withheld Account is not resolved within five (5) calendar days prior to the date on which the Ceding Company is required to file a statutory financial statement with an applicable insurance regulator, then the parties shall use reasonable efforts and work together in good faith to resolve such dispute prior to the date on which the Ceding Company is required to file the relevant statutory financial statement with the relevant insurance regulator, and if the parties are unable to resolve such dispute prior to such date, then the Ceding Company may use its independent auditor’s good faith calculation of statutory impairments for purposes of preparing its statutory financial statements.  Except as otherwise set forth in this Section 10.03(h), no statutory impairment that is subject to dispute pursuant to this Section 10.03(h) shall be effective prior to the resolution of such dispute.

(i)            Subject to Section 10.02, in the event that the Reinsurer elects to provide the Ceding Company with reinsurance credit through the use of any method other than the method set forth in Section 10.02(a), the Ceding Company shall transfer assets from the Funds Withheld Account to the Reinsurer with a Statutory Carrying Value equal to any reinsurance credit provided under such alternative methods; provided, that the Ceding Company and the Reinsurer shall reasonably agree upon the assets to be transferred and the Ceding Company and the Reinsurer shall attempt to ensure that the market value to book value ratio of the assets so transferred is substantially the same as the market value to book value ratio of the assets held in the Funds Withheld Account immediately prior to such transfer.

(j)            The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Funds Withheld Account, including the fees of any investment manager appointed pursuant to Section 10.07.  The Ceding Company shall promptly forward to the Reinsurer any invoice it receives relating to such costs and expenses.  On the eighth (8th) Business Day following the date on which it delivers such invoice to the Reinsurer, the Ceding Company shall authorize the withdrawal of the amount of such costs and expenses from the Funds Withheld Account; provided that if such amount is greater than the Statutory Carrying Value of the assets in the Funds Withheld Account, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than eight (8) Business Days following the delivery of such invoice to the Reinsurer.

Section 10.04         Reinsurance Trust.

(a)           Any trust agreement establishing a Reinsurance Trust for the benefit of the Ceding Company shall comply in all respects with the statutes and regulations of the State of Iowa.

(b)           The assets deposited in such Reinsurance Trust shall (i) be valued according to their current fair market value and (ii) consist only of Permitted Assets.

(c)           Prior to depositing assets with the trustee, the Reinsurer shall execute assignments, endorsements in blank or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the trustee upon the direction of the Ceding Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

(d)           All settlements of account under such a trust agreement between the Ceding Company and the Reinsurer shall be made in cash or its equivalent.

(e)           Notwithstanding any other provision hereof, assets in any Reinsurance Trust may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

(i)            to reimburse the Ceding Company for the Quota Share of premiums which are returned to the owners of the Reinsured Policies because of cancellations of such Reinsured Policies;

(ii)           to reimburse the Ceding Company for Annuitization Payments and the Quota Share of Claims paid pursuant to the provisions of the Reinsured Policies;

(iii)          to fund an account with the Ceding Company (when combined with any Funds Withheld Amount and amounts available under Letters of Credit pursuant to Section 10.05) in an amount at least equal to the Ceding Company’s deduction for reinsurance ceded on Ceded Reserves;

(iv)          to pay any other amounts which the Ceding Company claims are due under this Agreement; and

(v)           to pay any Net Settlement Amount, Funds Withheld Adjustment or Weekly Assigned Hedge Proceeds Settlement Amount due from the Ceding Company to the Reinsurer.

Notwithstanding the foregoing, the Ceding Company shall not withdraw funds from any Reinsurance Trust until the expiration of any payment periods accorded the Reinsurer under Section 9.03, and then only upon providing the Reinsurer with written notice at least five (5) Business Days prior to such withdrawal.

(f)            The Ceding Company shall promptly return to the Reinsurance Trust any assets withdrawn in excess of the actual amounts required in paragraphs (i) through (v) immediately above or any amounts that are subsequently determined not to be due under paragraph (iv) immediately above (“Reinsurance Trust Excess Withdrawals”).  The Ceding Company shall also pay interest on any Reinsurance Trust Excess Withdrawals at a rate equal to six percent (6%) per annum from and including the date of withdrawal to but excluding the date on which the Reinsurance Trust Excess Withdrawal is returned to the Reinsurance Trust.  Any Reinsurance Trust assets withdrawn by the Ceding Company, including any Reinsurance Trust Excess Withdrawals, shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in paragraphs (i) through (v) immediately above.

(g)           The Reinsurer may seek the approval of the Ceding Company (which approval shall not be unreasonably or arbitrarily withheld or delayed) to withdraw from the Reinsurance Trust all or any part of the assets contained therein and transfer such assets to the Reinsurer, provided that:

(i)            the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a market value at least equal to the market value of the assets withdrawn; or

(ii)           after such withdrawals and transfers, the market value of the assets held in the Reinsurance Trust is no less than 102% of (A) Ceded Reserves minus (B) the book value of assets in the Funds Withheld Account, if any, minus (C) the amount available under Letters of Credit pursuant to Section 10.05.

(h)           The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Reinsurance Trust, including the fees of any investment manager appointed pursuant to Section 10.07.

Section 10.05         Letters of Credit.

(a)           Each Letter of Credit shall be clean, irrevocable, unconditional, “evergreen” and issued or confirmed by a Qualified United States Financial Institution for the benefit of the Ceding Company.

(b)           Notwithstanding any other provision hereof, any Letters of Credit may be drawn upon in full or in part at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

(i)            to reimburse the Ceding Company for the Quota Share of premiums which are returned to the owners of the Reinsured Policies because of cancellations of such Reinsured Policies;

(ii)           to reimburse the Ceding Company for Annuitization Payments and the Quota Share of Claims paid pursuant to the provisions of the Reinsured Policies;

(iii)          to fund an account with the Ceding Company (when combined with any Funds Withheld Amount, the market value of any assets held in a Reinsurance Trust pursuant to Section 10.04 and any undrawn amounts available under Letters of Credit pursuant to this Section 10.05) in an amount at least equal to the Ceding Company’s deduction for reinsurance ceded on Ceded Reserves;

(iv)          to pay any other amounts which the Ceding Company claims are due under this Agreement; and

(v)           to pay any Net Settlement Amount, Funds Withheld Adjustment or Weekly Assigned Hedge Proceeds Settlement Amount due from the Ceding Company to the Reinsurer.

Notwithstanding the foregoing, the Ceding Company shall not draw upon any Letter of Credit until the expiration of any payment periods accorded the Reinsurer under Section 9.03, and then only upon providing the Reinsurer with written notice at least five (5) Business Days prior to such draw.

(c)           The Ceding Company shall promptly return to the Reinsurer any amounts withdrawn in excess of the actual amounts required in paragraphs (i) through (v) immediately above or any amounts that are subsequently determined not to be due under paragraph (iv) immediately above (“Letter of Credit Excess Withdrawals”).  The Ceding Company shall also pay interest on any Letter of Credit Excess Withdrawals at a rate equal to six percent (6%) per annum from and including the date of withdrawal to but excluding the date of return to the Reinsurer.  Any amounts withdrawn under a Letter of Credit, including any Letter of Credit Excess Withdrawals, shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in paragraphs (i) through (v) immediately above.

Section 10.06         Priority of Withdrawal.  Notwithstanding any other provision of this Agreement:

(a)           the Ceding Company and its successors in interest shall only withdraw assets from the Reinsurance Trust to the extent the sum of (i) the then-current Funds Withheld Amount plus (ii) the Funds Withheld Excess Withdrawals has been reduced to zero; and

(b)           the Ceding Company and its successors in interest shall only draw upon Letters of Credit to the extent the sum of (i) the then-current Funds Withheld Amount plus (ii) the Funds Withheld Excess Withdrawals plus (iii) the then-current market value of the assets held in the Reinsurance Trust plus (iv) the Reinsurance Trust Excess Withdrawals has been reduced to zero.

Section 10.07         Investment Management.

(a)           Pursuant to an investment management agreement attached as Exhibit I (the “Investment Management Agreement”), Athene Asset Management, LLC has been appointed as investment manager to provide investment management services with respect to the assets held in the Funds Withheld Account (the “Investment Manager”).  The Ceding Company shall not remove or replace the Investment Manager without the prior written consent of the Reinsurer; provided that the Ceding Company may, in its sole discretion, remove the Investment Manager in the event that the Investment Manager is no longer an Affiliate of the Reinsurer.  In the event that the Investment Manager is removed or resigns, the Ceding Company shall appoint a replacement investment manager as directed by the Reinsurer; provided that, if the Investment Manager is removed because it is no longer an Affiliate of the Reinsurer, then the replacement investment manager shall be selected by the Reinsurer but shall be subject to the consent of the

Ceding Company (which consent shall not be unreasonably withheld).  The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer, and substantially similar to the Investment Management Agreement.  The Reinsurer shall appoint Athene Asset Management, LLC as investment manager to provide investment management services with respect to the assets held in any Reinsurance Trust established under this Agreement.

(b)           The Reinsurer shall indemnify the Ceding Company for any loss, liability or damage resulting from any claim brought against the Ceding Company by the counterparty to, and arising out of, any swap, future, option or other derivative transaction which is executed by the Investment Manager in the Ceding Company’s name in accordance with the Investment Management Agreement.

ARTICLE XI

ADMINISTRATION

Section 11.01         Policy Administration.  The Ceding Company shall provide all required, necessary and appropriate claims, administrative and other services, including reporting under Article IX, with respect to the Reinsured Policies and Hedges.  The Ceding Company shall use reasonable care in its underwriting, administration and claims practices with respect to the Reinsured Policies and in administering and performing its duties under this Agreement and such practices, administration and performance shall (a) be consistent with the Ceding Company’s existing practices, administration and performance, the Pricing Methodology and the Hedging Procedures; (b) conform with law; (c) not be fraudulent and (d) be no less favorable than those used by the Ceding Company with respect to other policies of the Ceding Company not reinsured by the Reinsurer.  The Ceding Company shall not outsource any underwriting functions, administrative functions or claims administration with respect to the Reinsured Policies or this Agreement without the prior written consent of the Reinsurer.  If the Reinsurer consents to any such outsourcing, the Ceding Company shall secure the Reinsurer’s right to audit and inspect the party performing such outsourced services.

Section 11.02         Record Keeping.

(a)           The Ceding Company shall maintain all records and correspondence for services performed by the Ceding Company hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record keeping.  In addition, such records shall be made available for examination, audit, and inspection by the department of insurance of any State within whose jurisdiction the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed.

(b)           The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and Hedges including associated documentation and shall make such documentation available for examination and inspection by the Reinsurer.  All reports provided by the Ceding Company pursuant to Article IX shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.

ARTICLE XII

TERM AND TERMINATION

Section 12.01         Duration of Agreement.  Subject to Section 12.02, this Agreement is unlimited as to its duration.

Section 12.02         Termination.

(a)           Termination on the Final Date.  This Agreement shall automatically terminate as to the reinsurance of new policies on the Final Date.  Subject to Sections 8.04, 12.02 and 13.01, all Reinsured Policies in force as of the Final Date will remain Reinsured Policies until the expiration thereof and the Reinsurer shall remain liable thereon.

(b)           Termination for Non-Payment.  Either party may terminate this Agreement as to all Reinsured Policies if the other party fails to pay any amounts due under this Agreement within thirty (30) calendar days following written notice of non-payment from the non-defaulting party (a “Non-Payment Event”); provided, that reinsurance that is terminated due to non-payment by the Ceding Company may be reinstated by the Ceding Company, subject to the Reinsurer’s approval, within sixty (60) calendar days of the date of termination, and upon payment of all amounts in arrears including any interest accrued thereon; provided, further, that the Reinsurer shall have no liability for the payment of any Claims under the Reinsured Policies that are incurred, or any Annuitization Payments with respect to Annuitizations that occur, between the date of termination and the date of the reinstatement of the reinsurance.

(c)           Termination for Material Breach.  In addition to all other rights and remedies available under this Agreement, either party may terminate this Agreement as to all Reinsurance Policies by providing the other party with a minimum of thirty (30) calendar days prior written notice in the event the other party commits a material breach of any provision of this Agreement, which notice shall specify the nature of such material breach. The breaching party shall have twenty (20) calendar days from the date of the breaching party’s receipt of the foregoing notice to cure such material breach to the reasonable satisfaction of the non-breaching party. If the breach is cured, the other party shall provide written notice to the curing party that the breach has been adequately cured. In the event the breaching party fails to cure the material breach within such twenty (20) calendar day period, then, at the option of the non-breaching party and upon notice, this Agreement will terminate upon expiration of the thirty (30) calendar day notice period. Notwithstanding the foregoing, the parties shall cooperate with each other to effect a cure of any breach of the terms of this Agreement.

(d)           Termination for Insolvency of Reinsurer.  The Ceding Company may terminate this Agreement as to all Reinsured Policies in the event that the Reinsurer becomes insolvent (as set forth in Article XVI) by promptly providing the Reinsurer or its Authorized Representative with written notice of termination, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination.  Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances.

Section 12.03         Termination Payment.

(a)           In the event that this Agreement is terminated as to all Reinsured Policies (including if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar person acting on behalf of the Ceding Company (a “Receiver”)), a net accounting and settlement as to any balance due under this Agreement will be undertaken by the Ceding Company in accordance with Article IX.  In addition, on the date of delivery of the Quarterly Accounting Report related to such termination, the Ceding Company shall transfer all assets in the Funds Withheld Account to the Reinsurer, and the Reinsurer will pay to the Ceding Company, within fifteen (15) Business Days after receipt of the Quarterly Accounting Report, an amount equal to the Ceded Reserves as of the Termination Effective Date.

(b)           The Reinsurer’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect premiums, and applicable interest as specified in Section 19.02, for the period during which such reinsurance was in force, through and including any notice period.

(c)           If this Agreement is terminated by the Reinsurer as a result of a Non-Payment Event or other material breach by the Ceding Company or is rejected by a Receiver of the Ceding Company, the Ceding Company will provide to the Reinsurer within forty-five (45) calendar days after the Termination Effective Date, a written report which documents the Ceding Company’s good faith calculation of the Embedded Value as of the Termination Effective Date (the “Embedded Value Report”) and will pay an amount equal to the Embedded Value to the Reinsurer upon delivery of such notice.  The Ceding Company will provide the Reinsurer with reasonable access to knowledgeable personnel to promptly assist in the evaluation of such calculation.  Within thirty (30) calendar days after receipt of the Embedded Value Report, the Reinsurer shall notify the Ceding Company in writing if the Reinsurer disagrees with the Ceding Company’s calculation of the Embedded Value.  During the ten (10) Business Days immediately following the delivery of such notice of disagreement, the Ceding Company and the Reinsurer will seek in good faith to resolve any disputes as to such calculation.  Notwithstanding Article XV of this Agreement, any and all disputes as to the calculation of the Embedded Value that have not been resolved during such ten (10) Business Day period shall be submitted to an independent actuarial firm reasonably agreed to by each of the Ceding Company and the Reinsurer for review and determination.  The parties shall instruct the independent actuarial firm to render its decision as to the appropriate calculation of the Embedded Value within thirty (30) calendar days after the submission of the matter for its review (or as soon thereafter as possible).  The parties agree that the arbitration conducted by the independent actuarial firm shall be a “baseball arbitration”.  As such, the independent actuarial firm shall evaluate which of the parties’ two calculations of the Embedded Value is more reasonable in light of the evidence provided by both parties in connection with their respective submissions to the independent actuarial firm.  The independent actuarial firm shall select one and only one of the calculations of the Embedded Value submitted by the two parties.  The independent actuarial firm’s decision shall be final and binding upon each of the Ceding Company and the Reinsurer.  In the event that the amount of the Embedded Value (as such Embedded Value is agreed to by the parties or finally determined by the independent actuarial firm) exceeds the amount of the Embedded Value payment made by the Ceding Company to the Reinsurer pursuant to the first sentence of this Section 12.03(c), then the Ceding Company shall pay the amount of such difference to the Reinsurer within two (2) Business Days following the date on which the Embedded Value is agreed to by the parties or finally determined by the independent actuarial firm.  All fees and expenses relating to the work performed by the independent actuarial firm pursuant to this Section 12.03(c) shall be shall be shared equally between the Ceding Company and the Reinsurer.

Section 12.04         Survival.  All provisions of this Agreement will survive any termination of this Agreement to the extent necessary to carry out its purpose.

ARTICLE XIII

RECAPTURE

Section 13.01         Recapture.  The Ceding Company may recapture each Reinsured Policy on the date that is the last day of the calendar month following the seventh (7th)  yearly anniversary of the date of issuance of each such Reinsured Policy (with respect to each such Reinsured Policy, the “Policy Recapture Effective Date”); provided that (a) (i) with respect to Reinsured Policies issued prior to the Effective Date, the Ceding Company has notified the Reinsurer in writing of such election no later than October 15, 2015, or (ii) with respect to the Reinsured Policies issued on or following the Effective Date, the Ceding Company has notified the Reinsurer in writing of such election no later than January 15, 2016 and (b) the Reinsurer has consented in writing to such recapture (such consent not to be unreasonably withheld) within ten (10) Business Days following its receipt of notice of such election from the Ceding Company.  Any such election may only be made with respect to all Reinsured Policies and may not be made on a policy-by-policy basis.  Any election to recapture by the Ceding Company and consent thereto of the Reinsurer shall each be irrevocable once made and will be binding on the relevant party.   If recapture is effective pursuant to this Section 13.01, (i) upon the Policy Recapture Effective Date with respect to a Reinsured Policy, the deferred annuity contract, including any amendments, riders or endorsements attached thereto, comprising such Reinsured Policy shall cease to be a Reinsured Policy under this Agreement and (ii) the Monthly Accounting Report or Quarterly Accounting Report, as applicable, first to be delivered pursuant to Section 9.01 after the applicable Policy Recapture Effective Date will reflect the Ceded Reserves with respect to Reinsured Policies recaptured as of the relevant Policy Recapture Effective Date in accordance with Section 9.03.

ARTICLE XIV

ERRORS AND OMISSIONS

Section 14.01         Errors and Omissions.

(a)           Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement.

Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred.  In the event a payment is corrected, the party receiving the payment shall be entitled to interest in accordance with Section 19.02.  Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.

(b)           If the Ceding Company has failed to cede reinsurance as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Reinsurer may require the Ceding Company to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors.  Failing prompt correction, the Reinsurer may limit its liability to the correctly reported Reinsured Policies.

ARTICLE XV

DISPUTE RESOLUTION

Section 15.01         Negotiation.

(a)           Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute.  The officers will meet at a mutually agreeable location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute.  The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings.  During the negotiation process, all reasonable requests made by one officer to the other for information will be honored.  The specific format for such discussions will be decided by the designated officers.

(b)           If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 15.02, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.

Section 15.02         Arbitration.

(a)           It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement.  The parties agree to act in all matters with the utmost good faith.  However, if the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, including, without limitation, the validity of this Agreement, and the dispute cannot be resolved through the negotiation process, then, except as otherwise provided in Section 10.03(h) (relating to statutory impairments of assets held in the Funds Withheld Account), and Section 12.03(c) (relating to the Embedded Value of the

Reinsured Policies), the dispute will be finally settled by arbitration in accordance with the provisions of this Section 15.02.

(b)           To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought.

(c)           Any arbitration pursuant to this Section 15.02 will be conducted before a panel of three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their Affiliates or subsidiaries, or other professionals with experience in life insurance or reinsurance, provided that such professionals shall not have performed services for either party within the previous five (5) years.  Each of the arbitrators will be familiar with the prevailing customs and practices for reinsurance in the life insurance and life reinsurance industry in the United States.  Each of the parties will appoint one arbitrator and the two so appointed will select the third arbitrator who shall be independent and impartial.  If either party refuses or fails to appoint an arbitrator within sixty (60) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator.  If the two arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.

(d)           Each arbitration hearing under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location.  In no event will this date be later than six (6) months after the appointment of the third arbitrator.  As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case.  Notwithstanding Section 19.17, the arbitration and this Section 15.02 shall be governed by Title 9 (Arbitration) of the United States Code.

(e)           The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the law.  The decision of the arbitrators will be made by majority rule and will be final and binding on both parties, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers.  Subject to the preceding sentence, neither party may seek judicial review of the decision of the arbitrators.  The arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by written opinion.  The parties agree that the federal courts in the State of Iowa, or the state courts of such state, have jurisdiction to hear any matter relating to compelling arbitration or enforcing the judgment of an arbitral panel, and the parties hereby consent to such jurisdiction.  Each party hereby waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum.  In addition, the Ceding Company and Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 19.06.

(f)            Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees.  The parties will jointly bear the expense of the third arbitrator.

(g)           Waiver of Trial by Jury.  THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE XVI

INSOLVENCY

Section 16.01         Insolvency.

(a)           A party to this Agreement will be deemed “insolvent” when it:

(i)            applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;

(ii)           is adjudicated as bankrupt or insolvent;

(iii)          files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

(iv)          becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

(b)           In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

(c)           Insolvency of the Ceding Company.  In the event of the insolvency of the Ceding Company:

(i)            The reinsurance provided under this Agreement will be payable by the Reinsurer directly to the Ceding Company or its Authorized Representative, without diminution because of such insolvency, on the basis of the reported claims allowed against the Ceding Company by any court of competent jurisdiction or by the Authorized Representative having authority to allow such claims.

(ii)           The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructuring of the Reinsured Policies that are not otherwise expressly covered by this Agreement.  The Ceding Company or its Authorized Representative will give written notice to the Reinsurer of all pending Claims against the Ceding Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a Claim is pending, the Reinsurer may investigate such Claim and interpose, at its own expense, in the proceedings where the Claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its Authorized Representative.

(iii)          The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.  Where two or more reinsurers are involved in the same Claim and a majority in interest elect to interpose a defense to such Claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

ARTICLE XVII

TAXES

Section 17.01         Taxes.  No taxes, allowances, or expense will be paid by the Reinsurer to the Ceding Company for any Reinsured Policy, except as specifically referred to in this Agreement.

Section 17.02         Premium Tax.  The Reinsurer shall reimburse the Ceding Company for the Quota Share of any premium tax (“Premium Tax”) paid by the Ceding Company with respect to a Reinsured Policy in respect of the Annuitization of such Reinsured Policy, which reimbursement will reflect any credit received by the Ceding Company resulting from any Guaranty Fund Assessments paid by the Reinsurer.  Such Premium Taxes shall be payable in accordance with Section 9.03.

Section 17.03         Excise Tax.  In the event that any excise tax is due with respect to any Reinsurance Premium due from the Ceding Company to the Reinsurer under this Agreement, the Ceding Company shall pay the entire amount of such excise tax.  The Reinsurer shall reimburse the Ceding Company for any such excise tax paid by the Ceding Company in accordance with Section 9.03.

ARTICLE XVIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 18.01         Representations and Warranties of the Ceding Company.  The Ceding Company hereby represents and warrants to the Reinsurer as follows:

(a)           Organization and Qualification.  The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(b)           Authorization.  The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement.  The execution and delivery by the Ceding Company of this Agreement, and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Ceding Company.  This Agreement has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer) this Agreement constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws relating to or affecting creditors’ rights generally.

(c)           No Conflict.  The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority applicable to the Ceding Company or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(d)           Factual Information Relating to the Reinsured Policies.  The information relating to the business reinsured under this Agreement that was supplied by or on behalf of the Ceding Company to the Reinsurer or any of the Reinsurer’s representatives in connection with this Agreement (such information, the “Factual Information”), as of the date supplied (or if later corrected or supplemented prior to the date hereof, as of the date corrected or supplemented), did not contain any untrue statement of a material fact or omit to state any material fact necessary to make such Factual Information, taken as a whole, not misleading in light of the circumstances under which the statements contained therein were made, and was otherwise complete and accurate in all material respects.  The Factual Information was compiled in a commercially reasonable manner given its intended purpose.  The Pricing Methodology and the Hedging Procedures provided to the Reinsurer by the Ceding Company were complete and accurate when disclosed and there has been no material change in either the Pricing Methodology or the Hedging Procedures since the date disclosed.

(e)           Solvency.  The Ceding Company is and will be Solvent on a statutory basis immediately after giving effect to this Agreement.  For the purposes of this Section 18.01(e), “Solvent” means that: (i) the aggregate assets of the Ceding Company are greater than the aggregate liabilities of the Ceding Company, in each case determined in accordance with SAP; (ii) the Ceding Company does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due and (iii) the Ceding Company is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Ceding Company’s assets would constitute unreasonably insufficient capital.

(f)            Accuracy of Books and Records.  The Ceding Company maintains records relating to the Reinsured Policies and the Hedges, and implements administrative and operating procedures with respect to such records, and keeps and maintains all material documents, books and records reasonably necessary for the maintenance of the Reinsured Policies and the Hedges, which documents, books and records are complete and accurate in all material respects, with the utmost good faith and with the skill, diligence and expertise that would reasonably be expected from qualified personnel performing such duties in like circumstances.

(g)           Governmental Licenses.  The Ceding Company has all licenses, certificates of authority or other similar certificates, registrations, franchises, permits, approvals or other similar authorizations issued by governmental authorities (collectively, “Permits”) necessary to conduct its business as currently conducted, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Ceding Company.  All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect.  The Ceding Company is not subject to any pending Action or, to the knowledge of the Ceding Company, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a Material Adverse Effect with respect to the Ceding Company.

(h)           Financial Statements.  The Ceding Company has provided to the Reinsurer a copy of its audited statutory financial statements as of the end of the most recent calendar year and its unaudited statutory financial statements as of the end of the most recent calendar quarter for which the Ceding Company’s statutory financial statements have been prepared and as were provided by the Ceding Company to the Iowa Insurance Division.  Except as disclosed in such financial statements (including in the notes thereto), such financial statements have been prepared in all material respects in accordance with SAP applied on a consistent basis during the period involved and present fairly, in all material respects, the statutory financial position and results of operations of the Ceding Company as of their respective dates or for the respective periods covered thereby.

(i)            No Material Adverse Effect.  Since the last statutory financial statements of the Ceding Company and any Securities Exchange Commission filings made by the parent entity of the Ceding Company, there has not occurred any event or events that, individually or in the aggregate, has or have had or would be reasonably expected to have a Material Adverse Effect with respect to the Ceding Company.

Section 18.02         Covenants of the Ceding Company.

(a)           Investigations.  To the extent permitted by applicable law or regulation, the Ceding Company will notify the Reinsurer immediately, in writing, of any and all investigations of the Ceding Company conducted by any federal or state governmental authority commencing after the date hereof, other than routine state insurance department examinations.

(b)           Statutory Accounting Principles.  The Ceding Company will prepare its financial statements as required by, and in accordance with, SAP.

(c)           Existence; Conduct of Business.  The Ceding Company will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(d)           Compliance with Law.  The Ceding Company will comply with all statutes, laws, ordinances, rules, regulations, judgments, decrees, orders, injunctions, writs, permits, or licenses of any governmental authority applicable to the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(e)           Restriction on Liens.  The Ceding Company shall not create, incur, assume or suffer to exist any liens on the assets in the Funds Withheld Account owned on the date of this Agreement or hereafter acquired, or on any interest therein or the proceeds thereof.

(f)            Governmental Notices.  The Ceding Company shall provide the Reinsurer, within five (5) Business Days after receipt thereof, copies of any written notice or report from any governmental authority with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any governmental authority with respect to the business reinsured under this Agreement.

Section 18.03         Representations and Warranties of the Reinsurer.  The Reinsurer hereby represents and warrants to the Ceding Company as follows:

(a)           Organization and Qualification.  The Reinsurer is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(b)           Authorization.  The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement.  The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer.  This Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company) this Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws relating to or affecting creditors’ rights generally.

(c)           No Conflict.  The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority applicable to the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(d)           Solvency.  The Reinsurer is and will be Solvent on a statutory basis immediately after giving effect to this Agreement.  For the purposes of this Section 18.03(d), “Solvent” means that: (i) the aggregate assets of the Reinsurer are greater than the aggregate liabilities of the Reinsurer, in each case determined in accordance with the regulations promulgated by the Bermuda Monetary Authority; (ii) the Reinsurer does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due and (iii) the Reinsurer is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Reinsurer’s assets would constitute unreasonably insufficient capital.

(e)           Accuracy of Books and Records.  The Reinsurer maintains records and implements administrative and operating procedures with respect to such records, and keeps and maintains all material documents, books and records reasonably necessary in the ordinary course of business, which documents, books and records are complete and accurate in all material respects, with the utmost good faith and with the skill, diligence and expertise that would reasonably be expected from qualified personnel performing such duties in like circumstances.

(f)            Governmental Licenses.  The Reinsurer has all Permits necessary to conduct its business as currently conducted, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Reinsurer.  All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect.  The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a Material Adverse Effect with respect to the Reinsurer.

(g)           No Material Adverse Effect.  Since July 15, 2009, there has not occurred any event or events that, individually or in the aggregate, has or have had or would be reasonably expected to have a Material Adverse Effect with respect to the Reinsurer.

Section 18.04         Covenants of the Reinsurer.

(a)           Existence; Conduct of Business.  The Reinsurer will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(b)           Compliance with Law.  The Reinsurer will comply with all statutes, laws, ordinances, rules, regulations, judgments, decrees, orders, injunctions, writs, permits, or licenses of any governmental authority applicable to the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

ARTICLE XIX

MISCELLANEOUS

Section 19.01         Currency.  All payments due under this Agreement will be made in U.S. Dollars.

Section 19.02         Interest.  All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest from the date due hereunder.  Except as otherwise set forth in this Agreement, such interest shall accrue at a rate equal to six percent (6%), calculated on a 30/360 basis.

Section 19.03         Right of Setoff and Recoupment.

(a)           Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any undisputed balance or balances, whether on account of Reinsurance Premiums, allowances, credits, Claims, Annuitizations or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.

(b)           The rights provided under this Section 19.03 are in addition to any rights of setoff that may exist at common law.  The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including, without limitation, the provisions of Article XVI.

Section 19.04         No Third Party Beneficiaries.  This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer.  The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company.  In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement.

Section 19.05         Amendment.  This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement.

Section 19.06         Notices.  All demands, notices, reports and other communications provided for herein shall be delivered by the following means:  (i) hand delivery, (ii) overnight courier service (e.g., FedEx, Airborne Express, or DHL); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail provided that the fax or e-mail is confirmed by delivery using one of the three methods identified in clauses (i) through (iii).  All such demands, notices, reports and other communications shall be delivered to the parties as follows:

if to the Ceding Company:

American Equity Investment Life Insurance Company

5000 Westown Parkway, Suite 440

West Des Moines, Iowa 50266

Attention: Wendy Carlson

Telephone: (515) 457-1824

Facsimile: (515) 221-0744

Email: wcarlson@american-equity.com

if to the Reinsurer:

Athene Life Re Ltd.

44 Church Street

Hamilton HM 12, Bermuda

Attention: President and General Counsel

Telephone: (441) 279-8412

Facsimile: (441) 279-8401

Email: cgillis@athenelifere.bm; tshanafelt@athenelifere.bm

with a copy to

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Perry Shwachman

Telephone: (312) 853-7061

Facsimile: (312) 853-7036

Email: pshwachman@sidley.com

Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 19.06.

If either party hereto becomes aware of any change in applicable law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in law and such resulting restriction.

Section 19.07         Consent to Jurisdiction.  Subject to the terms and conditions of Article XV, the Reinsurer agrees that in the event of the failure of the Reinsurer to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company, shall (a) submit to the jurisdiction of any court of competent jurisdiction in any state of the United States, (b) comply with all requirements necessary to give such court jurisdiction, and (c) abide by the final decision of such court or of any appellate court in the event of an appeal.  This Section 19.07 is not intended to conflict with or override Article XV.

Section 19.08         Service of Process.  The Reinsurer hereby designates the Iowa Insurance Commissioner as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company.  A copy of any such process shall be delivered to the Reinsurer in accordance with Section 19.06.   This Section 19.08 is not intended to conflict with or override Article XV.

Section 19.09         Inspection of Records.

(a)           Upon giving at least five (5) Business Days’ prior written notice, the Reinsurer, or its duly authorized representatives, will have the right to audit, examine and copy, during regular business hours, at the home office of the Ceding Company, any and all books, records, statements, correspondence, reports, and other documents that relate to the Reinsured Policies, the Hedges or this Agreement, subject to the confidentiality provisions contained in this Agreement.  In the event the Reinsurer exercises its inspection rights, the Ceding Company must provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement.  The expenses related to any two such inspections in any calendar year shall be borne by the Ceding Company; provided that if any breach of this Agreement by the Ceding Company has occurred, the expenses relating to all such inspections shall be borne by the Ceding Company.

(b)           The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.

Section 19.10         Confidentiality.

(a)           The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

(i)            The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;

(ii)           The information is independently developed by the recipient;

(iii)          The disclosure is required by law, provided that, if applicable, the party required to make such disclosure will allow the other party to seek an appropriate protective order.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties.    Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.

(b)           In addition, the Reinsurer and its representatives and service providers will protect the confidentiality and security of Non-Public Personal Information, as defined below, by:

(i)            holding all Non-Public Personal Information in strict confidence;

(ii)           maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

(iii)          disclosing and using Non-Public Personal Information received under this Agreement for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives, that is not publicly available.  Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

Section 19.11         Successors.  This Agreement will be binding upon the parties hereto and their respective successors and assigns including any Authorized Representative of either party.  Neither party may effect any novation of this Agreement without the other party’s prior written consent.

Section 19.12      Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement.  There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto.  In the event of any express conflict between this Agreement and the Exhibits hereto, the Exhibits hereto will control.

Section 19.13      Severability.  Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

Section 19.14      Construction.  This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party.  This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.

Section 19.15      Non-Waiver.  Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.  No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence.  No prior transaction or dealing between the parties will establish any custom, sage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.

Section 19.16      Further Assurances.  From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 19.17      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Iowa without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by law and would permit or require the application of the laws of another jurisdiction.

Section 19.18      Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  When this Agreement has been fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.

TREATY NUMBER 08042009

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By:	/s/ Wendy L. Carlson

Title:	EVP

Date:	November 2, 2009

ATHENE LIFE RE LTD.

By:	/s/ Frank L. Gillis

Title:	CEO

Date:	November 2, 2009

SCHEDULE I

REINSURED POLICY FORMS

Retirement Gold

Bonus Gold

SCHEDULE II

PRICING METHODOLOGY

To be promptly provided by the Ceding Company following the execution of this Agreement.

SCHEDULE III

HEDGING PROCEDURES

To be promptly provided by the Ceding Company following the execution of this Agreement.

SCHEDULE IV

COMMISSIONS

To be promptly provided by the Ceding Company following the execution of this Agreement.

EXHIBIT A

MONTHLY ACCOUNTING REPORT

For the Monthly Accounting Period ending on

Section 1: Policy cash flows to/(from) Ceding Company (gross)
Premium
	Less: Returned Premium	(	)
(A)	TOTAL Premium

Penalty Free Withdrawals
Full and Partial Surrenders
Death Claims
Other
(B)	TOTAL Claims

(C)	Annuitization Payments

Initial Commissions Paid
	Less: Commissions Recovered on Returned Premium	(	)
Renewal Commissions Paid
Marketing Fees
Policy Issuance Fees ( policies issued x $250)
(D)	TOTAL Commissions, Renewal Commissions,
Marketing Fees and Policy Issuance Fees

Section 2: Policy cash flows due to/(owed from) Reinsurer
Net Policy Cash Flows (A – B – C – D)
	x Quota Share			x	20.0%
(E)	Reinsurer’s share of Net Policy Cash Flows

Premiums transferred to FW Account in period
Claims withdrawn from FW Account in period
Commissions and Policy Issuance Fees
withdrawn from FW Account in period
(F)	Net Policy Cash Flows transferred to/(from) Reinsurer

(G)	Policy Cash Flows due to/(owed from) Reinsurer (E-F)

Section 3: Monthly Expenses owed from Reinsurer
Administration Fees ( average policies in force x $4.00)
Premium Taxes ( gross taxes paid x 20.0%)
Guaranty Fund Assessments ( gross assessments x 20.0%)
Excise Taxes Paid
(H)	Monthly Expenses owed from Reinsurer

Section 4: Ceded Reserves owed to Ceding Company
(I)	Ceded Reserves owed to Ceding Company in connection with the recapture of Reinsured Policies during period

Section 5: Hedging Settlement Amounts due to/(owed from) Reinsurer
Weekly Assigned Hedge Proceeds Settlement Amounts transferred to FW Account in period
Weekly Assigned Hedge Costs Settlement Amounts withdrawn from FW Account in period
(J)	Net Hedging Settlement Amounts transferred to/(from) Reinsurer

(K)	Monthly Net Settlement Amount (G – H – I – J)

EXHIBIT B

QUARTERLY ACCOUNTING REPORT

For the Quarterly Accounting Period ending on

Section 1: Ceded Reserves
(A)	Ceded Reserves for Deferred Annuities at Beginning of Quarter
Increase due to Policies Issued in Quarter
Increase due to Tabular Interest
	Decrease from Penalty Free Withdrawals	(	)
	Decrease from Full and Partial Surrenders	(	)
	Decrease from Death Claims	(	)
	Decrease from Annuitizations	(	)
	Decrease from Recaptures	(	)
Other Increases / (Decreases)
(B)	Change in Ceded Reserves for Deferred Annuities
(C)	Ceded Reserves for Deferred Annuities at End of Quarter (A + B)

(D)	Ceded Reserves for Immediate Annuities at Beginning of Quarter
Increase due to Tabular Interest
Increase from Annuitizations
	Decrease from Annuity Payments on SCs	(	)
	Decrease from Recaptures	(	)
Other Increases / (Decreases)
(E)	Change in Ceded Reserves for Immediate Annuities
(F)	Ceded Reserves for Immediate Annuities at End of Quarter (D + E)

(G)	TOTAL Ceded Reserves at End of Quarter (C + F)

Section 2: Quarterly Net Settlement Amount
(H)	C4 Risk Charge ((A + D + G) x 0.5 x (.0017 /4))

(I)	Quarterly Net Settlement Amount (H)

Section 3: Funds Withheld Account
(J)	Book Value of Assets at Beginning of Quarter

Premiums transferred into FW Account
	Claims withdrawn from FW Account	(	)
	Annuitization Payments withdrawn from FW Account	(	)
	Commissions withdrawn from FW Account	(	)
	Renewal Commissions withdrawn from FW Account	(	)
	Marketing Fees withdrawn from FW Account	(	)
	Policy Issuance Fees withdrawn from FW Account	(	)
(K)	TOTAL Increases / (Decreases) from Policy Cash Flows

Administration Fees withdrawn from FW Account
Premium Taxes withdrawn from FW Account
Guaranty Fund Assessments withdrawn from
FW Account
Excise Taxes withdrawn from FW Account
(L)	TOTAL Decreases from Monthly Expenses

(M)	Ceded Reserves relating to Recaptures withdrawn from FW Account

Weekly Assigned Hedge Proceeds Settlement Amounts
transferred to FW Account in period
Weekly Assigned Hedge Costs Settlement Amounts
withdrawn from FW Account in period
(N)	TOTAL Increases / (Decreases) from Hedging Settlement Amounts

Interest Income Received (Coupons)
Change in Accrued Interest
Accretion of Discount / (Amortization of Premium)

(O)	TOTAL Net Investment Income

(P)	Realized Gains / (Losses)

(Q)	Statutory Impairments Realized

(R)	Default Losses Realized

(S)	Cash or other assets transferred (to) / from Reinsurer

(T)	Expenses relating to FW Account and Reinsurance Trust

(U)	Book Value of Assets at End of Quarter
(J + K – L – M +/- N + O +/- P – Q – R +/- S – T)

Section 4: Calculation of Funds Withheld Adjustment
(V)	TOTAL Ceded Reserves (G)

(W)	Statutory Carrying Value of Assets in the Funds Withheld Account (U)

(X)	Market Value of Assets in any Reinsurance Trust

(Y)	Amount Available under Outstanding Letters of Credit

(Z)	Amounts due but unpaid by Ceding Company under Section 9.03(a), (b), (c) or (e)

(AA)	Funds Withheld Adjustment due from/(to) Reinsurer (V – (W + X + Y + Z))

EXHIBIT C

REINSURED POLICIES REPORT

See attached.

EXHIBIT D

WEEKLY HEDGING ACQUISITION REPORT

See attached.

EXHIBIT E

WEEKLY HEDGING PROCEEDS REPORT

See attached.

EXHIBIT F

HEDGES REPORT

See attached.

EXHIBIT G

HEDGING EFFECTIVENESS REPORT

See attached.

EXHIBIT H

TRUST AGREEMENT

See attached.

EXHIBIT I

INVESTMENT MANAGEMENT AGREEMENT

See attached.